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                                                                    EXHIBIT 12.1

               UNOCAL CORPORATION AND CONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                              Years ended December 31
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Millions of dollars                                                             1999        1998          1997       1996      1995
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
Earnings from continuing operations                                            $ 113       $  93         $ 615      $ 358     $ 175
Provision for income taxes                                                       121         168            73        248       187
Minority Interests                                                                16           7             9          2         -
Distributions (Less Than) Greater Than equity in earnings of affiliates           (4)         (2)          (65)       (10)       15
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         Earnings subtotal  (a)                                                  246         266           632        598       377

Fixed charges included in earnings:
   Interest expense                                                              199         177           183        279       291
   Distribution on convertible preferred securities                               33          33            33         10         -
   Interest portion of rentals  (b)                                               22          20            23         40        41
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         Fixed charges subtotal                                                  254         230           239        329       332

Earnings from continuing operations available before fixed charges             $ 500       $ 496         $ 871      $ 927     $ 709
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Fixed charges:
   Fixed charges included in earnings                                            254         230           239        329       332
   Capitalized interest                                                           16          26            35         15        35
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         Total fixed charges                                                   $ 270       $ 256         $ 274      $ 344     $ 367
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Ratio of earnings from continuing operations to fixed charges                    1.9         1.9           3.2        2.7       1.9

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(a) Includes pre-tax impairment of :                                              23         102            69         75       105

The ratio of earnings, excluding impairment, to fixed charges would be:          1.9         2.3           3.4        2.9       2.2

(b) Calculated as one-third of operating rental expense.
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